INVESTMENT SUBADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

And

T. ROWE PRICE JAPAN, INC.

This INVESTMENT SUBADVISORY AGREEMENT (the “Agreement”), is dated as of September 1, 2019, by and between T. ROWE PRICE ASSOCIATES, INC. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, with its principal office at 100 East Pratt Street, Baltimore MD 21202, United States and T. ROWE PRICE JAPAN, INC., (“TRPJ”), a private company organized and existing under the laws of Japan and a subsidiary of the Adviser, with its office at Gran Tokyo South Tower 7F, I-9-2, Marunouchi, 1-chome, Chiyoda-ku, Tokyo, 100-6607, Japan.

WHEREAS, the Adviser has entered into a separate Amended and Restated Investment Advisory Agreement, dated as of December 1, 2011 (“Fund Advisory Agreement”) with T. Rowe Price Real Assets Fund, Inc., (“Company”) on behalf of the T. Rowe Price Real Assets Fund (the “Fund”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and TRPJ is engaged in the business of, among other things, rendering discretionary investment management services and is registered with the SEC as an investment adviser under the Advisers Act and is registered with the Japan Financial Services Agency to carry out investment management business; and

WHEREAS, the Adviser desires to retain TRPJ to furnish certain discretionary investment management and dealing facilitation services to the Adviser and the Fund, and TRPJ is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment. Adviser hereby appoints TRPJ to furnish certain discretionary investment management and dealing facilitation services with respect to the Fund for the period and on the terms set forth in this Agreement. TRPJ accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of TRPJ.

A. Services. Subject to the supervision of the Fund’s Board of Directors (“Board”) and the Adviser, TRPJ shall furnish certain discretionary investment management and dealing facilitation services, as more fully described below, in relation to the investments of the Fund and in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (“Prospectus”), and such other limitations as the Fund may impose by notice in writing to TRPJ. TRPJ shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder. In furtherance of this duty, TRPJ, on behalf of the Fund, is authorized to:

(1)  make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets, and the Adviser agrees that TRPJ may delegate trading execution and related reporting/instruction functions to the trading desk of the Adviser or one of its affiliates (“Affiliated Trading Desk”) in consideration that TRPJ, at the time of this Agreement, does not have its own trading functions;

(2) instruct the Affiliated Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Affiliated Trading Desk on behalf of TRPJ may select, both in respect of trades initiated pursuant to subclause (1) above and, upon request by the Adviser, in respect of investment decisions taken by the Adviser and notified to TRPJ; and

(3) generally, perform any other act necessary to enable TRPJ to carry out its obligations under this Agreement or as agreed upon with the Adviser.

TRPJ shall not exercise any voting and other rights and privileges attaching to the securities held by the Fund, unless instructed by the Adviser consistent with the terms of the Fund Advisory Agreement.

B. Personnel, Office Space, and Facilities of TRPJ. TRPJ at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as TRPJ requires in the performance of its investment advisory and other obligations under this Agreement.

C. Further Duties of TRPJ. In all matters relating to the performance of this Agreement, TRPJ shall act in conformity with the Fund’s Articles of Incorporation, ByLaws, and currently effective Registration Statement (as defined below), and with the written instructions and directions of the Board and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and any other applicable U.S., state, or foreign laws and regulations. TRPJ shall at all times perform its duties with good care as a prudent manager and exercise its authority under this Agreement faithfully for the benefit of the Adviser and the Fund.

3. Compensation. For the services provided and the expenses assumed by TRPJ pursuant to this Agreement, the Adviser may pay TRPJ an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Fund Advisory Agreements with the Fund.

4. Duties of the Adviser.

A. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Fund Advisory Agreement and shall oversee and review TRPJ’s performance of its duties under this Agreement.

B. The Adviser will furnish TRPJ upon request with copies of each of the following documents:

(1) The Articles of Incorporation of the Company, as amended from time to time and as filed with the Maryland State Department of Assessments and Taxation, as in effect on the date hereof and as amended from time to time (“Articles”);

(2) The By-Laws of the Company as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3) Certified resolutions of the Board of the Fund authorizing the appointment of the Adviser and TRPJ and approving the form of the Fund Advisory Agreement and this Agreement;

(4) The Fund’s Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC and all amendments thereto;

(5) The Notifications of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6) The Fund’s Prospectus (as previously defined);

(7) Certified copies of any financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish TRPJ with any further documents, materials or information that TRPJ may reasonably request to enable it to perform its duties pursuant to this Agreement.

C. During the term of this Agreement, the Adviser shall furnish to TRPJ all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to TRPJ in any way, at a reasonable time prior to the use thereof, and the Adviser shall not use any such materials if TRPJ reasonably objects in writing fifteen business days (or such other time as may be mutually agreed) after receipt thereof. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to TRPJ in any way are consistent with those materials previously approved by TRPJ as referenced in the preceding sentence.

5. Brokerage.

A. TRPJ agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall seek or have an Affiliated Trading Desk seek to obtain quality execution at favorable security prices; provided that, on behalf of the Fund, TRPJ may agree to have an Affiliated Trading Desk, subject to the monitoring obligations of TRPJ, pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if it is determined in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of TRPJ with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to TRPJ, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

B. On occasions when TRPJ deems the purchase or sale of a security to be in the best interest of more than one client of TRPJ, TRPJ, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold (or permit an Affiliated Trading Desk to aggregate the securities to be purchased or sold) to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by TRPJ in the manner TRPJ considers to be the most equitable and consistent with its fiduciary obligations to its clients.

6. Ownership of Records. TRPJ shall maintain all books and records pertaining to investment decisions made by TRPJ irrespective of whether the investment decisions are made based on its own discretionary investment judgment or made based on a request by the Adviser and notified to TRPJ, which are required to be maintained by TRPJ pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, TRPJ hereby agrees (i) that all records that it maintains for the Fund are the property of the Fund, (ii) to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the Fund any records that it maintains for the Fund upon their request; provided, however, TRPJ may retain copies of such records.

7. Reports. TRPJ shall furnish to the Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as TRPJ and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

8. Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of TRPJ, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of TRPJ, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9. TRPJ’s Use of the Services of Others. TRPJ may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing TRPJ or the Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as TRPJ may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, as appropriate, or in the discharge of TRPJ’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

TRPJ may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ third parties, whether or not affiliated, to perform administrative, dealing and ancillary services required to enable TRPJ to perform its services under this Agreement. It is understood that TRPJ shall not be liable for acts of broker dealers provided they are selected in accordance with TRPJ’s fiduciary duties.

10. Limitation of Liability of TRPJ. Neither TRPJ nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund (at the direction or request of TRPJ) or TRPJ in connection with TRPJ’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or (ii) any error of fact or mistake of law contained in any report or data provided by TRPJ, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Fund or from reckless disregard by TRPJ or any such person of the duties of TRPJ pursuant to this Agreement. TRPJ shall not offer any specific benefit or compensation for the loss to the Adviser or the Fund as far as TRPJ has faithfully conducted its duties given to TRPJ. The Adviser or the Fund shall not demand such benefit or compensation from TRPJ. However, nothing herein shall constitute a waiver of liability under applicable laws and regulations which may impose liability in certain instances for acts undertaken in good faith. In case any error occurs to the Fund on the process of investment management or related acts, TRPJ shall take a lead to settle the error to compensate the loss to the Fund and allocate to bear the corresponding amount among responsible parties.

11. Representations of TRPJ. TRPJ represents, warrants, and agrees as follows:

A. TRPJ: (i) is licensed with appropriate Japanese regulators and is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act, or other applicable law or regulation from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify TRPJ from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B. TRPJ has adopted a written code of ethics complying with the requirements of Rule 17j- l under the 1940 Act.

C. TRPJ has provided the Adviser with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to the Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12. Representation of the Adviser. The Adviser represents that it is a professional investor within the meaning given in the Financial Instruments and Exchange Act (Law No 25 of 1948, as amended).

13. Term of Agreement. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a Board meeting called for the purpose of voting on such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect through April 30, 2020, and from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually by the Fund’s Board by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party. TRPJ shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

14. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to TRPJ. This Agreement may also be terminated by the Adviser: (i) on at least 120 days’ prior written notice to TRPJ, without the payment of any penalty; (ii) upon material breach by TRPJ of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if TRPJ becomes unable to discharge its duties and obligations under this Agreement. TRPJ may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Fund Advisory Agreement.

Any termination shall be without prejudice to the rights and liabilities of either party in respect of transactions already initiated. All outstanding transactions at the time of termination will be settled and delivery made. TRPJ will account to the Adviser for such transactions. The Adviser will not be required to make any additional payment to TRPJ on termination save for any periodic fee contractually due. TRPJ may also charge and receive payment from the Adviser for any additional expenses which are necessarily incurred in terminating the Agreement plus any losses necessarily realized in settling or concluding outstanding obligations.

15. Amendment of Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if necessary, being approved by vote of a majority of the Fund’s directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

16. Miscellaneous.

A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D. Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

E. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Attest: /s/David Oestreicher __________________________________ David Oestreicher, Secretary	T. ROWE PRICE ASSOCIATES, INC. /s/Darrell N. Braman __________________________________ Darrell N. Braman, Vice President

Attest: /s/Christine Morgan __________________________________ Christine Morgan, Vice President	T. ROWE PRICE JAPAN, INC. /s/David Oestreicher ________________________________ David Oestreicher, Vice President